SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549

                                Form S-8
                         REGISTRATION STATEMENT
                                  UNDER
                       THE SECURITIES ACT OF 1933

                           UNIVAR CORPORATION
         (Exact name of registrant as specified in its charter)

         Washington                                   91-0816142
 (State or other jurisdiction of                        (I.R.S. Employer
  incorporation or organization)                    Identification No.)

    6100 Carillon Point, Kirkland, Washington                   98033
       (Address of Principal Executive Office)             (Zip Code)

              UNIVAR CORPORATION 1995 INCENTIVE STOCK PLAN
                        (Full title of the plan)

                            William A. Butler
        Vice President, General Counsel, and Corporate Secretary
                           6100 Carillon Point
                           Kirkland, WA 98033
                 (Name and address of agent for service)

                             (206) 889-3990
      (Telephone number, including area code, of agent for service)

                    Copies of all communications to:

                             Gary J. Kocher
                          Preston Gates & Ellis
                      5000 Columbia Seafirst Center
                            701 Fifth Avenue
                           Seattle, WA  98104
                             (206) 623-7580

                     CALCULATION OF REGISTRATION FEE

 Title of                  Proposed      Proposed
each class    Amount to     maximum      maximum      Amount of
    of           be        offering     aggregate    registration
securities   registered    price per     offering       fee
   to be                    share*        price*
registered
- ----------------------------------------------------------------------
  Common      2,000,000       $11.81   $23,620,000.00   $8,144.83
   stock       shares
   no par
   value


       *Estimated pursuant to Rule 457(c) solely for purposes of calculating amount of registration fee, based upon the average of the high and low prices reported on April 30, 1996, as reported on the New York Stock Exchange.

 The Exhibit Index appears after the Signature Page of this Registration Statement.



      PART II.  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

     The Company hereby incorporates by reference into this Registration Statement the documents listed below. In addition, all documents subsequently filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents:

      (a) The Company's latest annual report filed pursuant to Section 13(a) or 15(d) of the Exchange Act, or either the latest prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933, that contains audited financial statements for the Company's latest fiscal year for which such statements have been filed, or the Company's effective Registration Statement on Form 10 filed under the Exchange Act containing audited financial statements for the Company's latest fiscal year.

      (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Company's document referred to in (a) above.

      (c) The description of the Company's sole class of securities, which is contained in a Registration Statement filed pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.


Item 5.  Interests of Named Experts and Counsel.

     Legal matters in connection with the securities offered hereby were passed upon by Preston Gates & Ellis, Seattle, Washington. Lawyers in the firm participating in the matter beneficially own, in the aggregate and individually, less than $50,000 of the Company's common stock.


Item 6.  Indemnification of Directors and Officers.

      Article 15 of the Articles of Incorporation of the Company require the Company to indemnify any present or former officer or director to the fullest extent not prohibited by the Washington Business Corporation Act. Chapter 23B.8.510 and .570 of the Washington Business Corporation Act authorizes a corporation to indemnify its officers and directors in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933.

      In addition, the Company maintains directors' and officers' liability insurance under which the Company's directors and officers are insured against loss (as defined in the policy) as a result of claims brought against them for their wrongful acts in such capacities.

Item 8.  Exhibits.

Exhibit Number                Description

     4              Univar Corporation 1995 Incentive Stock Plan

     5              Opinion of Counsel regarding legality

     23.1           Consent of Independent Public Accountant

     23.2           Consent of Counsel (included in Exhibit 5)

     24             Power of Attorney

Item 9.  Undertakings.

(a)  The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

           To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
                               SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kirkland, State of Washington, on this 3rd day of May, 1996.

                                   UNIVAR CORPORATION



                                   By:/s/ Paul H. Hough
                                        Paul H. Hough
                                        President


      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated.

Signature           Title                                        Date

/s/ Paul H. Hough        President, Chief Executive Officer,
May 3, 1996
Paul H. Hough            Director (Principal Executive Officer)

/s/ Gary E. Pruitt            Chief Financial Officer
May 3, 1996
Gary E. Pruitt           (Principal Financial and
                         Principal Accounting Officer)


Richard E. Engebrecht    )
Sjoerd D. Eikelboom )
Roger L. Kesseler        )              By: /s/ William A. Butler
Curtis P. Lindley        )                   William A. Butler
N. Stewart Rogers        )              Attorney in Fact
Robert S. Rogers         )    Each as   Pursuant to Power of Attorney
John G. Scriven          )    Director  Dated May 2, 1996
Andrew V. Smith          )
Roy E. Wansik       )              Dated May 3, 1996
Nicolaas J. Westdijk     )
James H. Wiborg          )


                              EXHIBIT INDEX


Exhibit Number                Description

     4              Univar Corporation 1995 Incentive Stock Plan

     5              Opinion of Counsel regarding legality

     23.1           Consent of Independent Public Accountant

     23.2           Consent of Counsel (included in Exhibit 5)

     24             Power of Attorney

Exhibit 5
      OPINION OF COUNSEL REGARDING LEGALITY AND CONSENT OF COUNSEL

                  {LETTERHEAD OF PRESTON GATES & ELLIS}


                               May 2, 1996


Univar Corporation
6100 Carillon Point
Kirkland, Washington 98033

     Re: Univar Corporation 1995 Incentive Stock Plan

Ladies and Gentlemen:

      We have acted as counsel to Univar Corporation (the "Company") in connection with the registration with the Securities and Exchange Commission on Form S-8 of shares of the Company's common stock, without par value (the "Shares"), which will be issuable upon exercise of options granted under the above-referenced plan (the "Plan"). In connection with that registration, we have reviewed the proceedings of the Board of Directors of the Company relating to the registration and proposed issuance of the common stock, the Articles of Incorporation of the Company and all amendments thereto, the Bylaws of the Company and all amendments thereto, and such other documents and matters as we have deemed necessary to the rendering if the following opinion.

      Based upon that review, it is our opinion that the Shares, when issued in conformance with the terms and conditions of the Plan, will be legally issued, fully paid, and nonassessable under the Washington Business Corporation Act.

      We do not find it necessary for the purposes of this opinion to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states as to the issuance and sale of the Shares.

     We consent to the use of this opinion in the registration statement filed with the Securities and Exchange Commission in connection with the registration of the Shares and to the reference to our firm under the heading "Interests of Named Experts and Counsel" in the registration statement.


                              Very truly yours,

                              PRESTON GATES & ELLIS


                              By  /s/  Richard B. Dodd
                                      Richard B. Dodd
Exhibit 23.1
                CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


      As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our report dated April 25, 1995, included in Univar Corporation's Form 10-K for the year ended February 28, 1995 and to all references to our Firm in this registration statement.


\s\  Arthur Andersen LLP

Arthur Andersen LLP
Seattle, Washington
May 3, 1996.

Exhibit 24
                            POWER OF ATTORNEY


      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below, being duly elected directors of Univar Corporation (the "Company"), constitutes and appoints Paul H. Hough, William A. Butler, and Gary E. Pruitt, and each of them, his true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign the Registration Statement relating to the granting of stock options and the sale of shares of Common Stock of the Company, without par value, pursuant to the 1995 Incentive Stock Plan of the Company, and any and all amendments, including post-effective amendments, to such Registration Statement and to file such Registration Statement, and any and all amendments thereto, together with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any state agency having jurisdiction, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and to perform for all intents and purposes as he might or could do in person, hereby ratifying all that said attorneys-in-fact and agents, each acting alone, or his substitutes, may lawfully do or cause to be done by virtue thereof.

     DATED May 2, 1996


/s/ James W. Bernard                         /s/ Sjoerd Eikelboom
James W. Bernard                             Sjoerd Eikelboom


/s/ Richard E. Engebrecht                    /s/ Roger L. Kesseler
Richard E. Engebrecht                        Roger L. Kesseler


/s/ Curtis P. Lindley                        /s/ N. Stewart Rogers
Curtis P. Lindley                            N. Stewart Rogers


/s/ Paul H. Hough                            /s/ John G. Scriven
Paul H. Hough                                John G. Scriven


/s/ Andrew V. Smith                     /s/ Roy E. Wansik
Andrew V. Smith                              Roy E. Wansik


/s/ Nicolaas J. Westdijk                /s/ James H. Wiborg
Nicolaas J. Westdijk                         James H. Wiborg